EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Fourth Quarter 2016 Conference Call
February 23, 2017
10:00 a.m. CT
Introductory Comments - Joe Calabrese
Good day everyone and welcome to today’s call to review results for Ashford Hospitality Prime for the fourth quarter of 2016 and to update you on recent developments. On the call today will be: Richard Stockton, Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 22, 2017 and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead sir.
Introduction - Richard Stockton
Good morning and thank you for joining us. We are very pleased with our results for the fourth quarter. We had RevPAR growth of 3.6% for our hotels not under renovation, which significantly exceeded both of the industry-wide results for the luxury and upper upscale segments of 1.9% and 0.6%, respectively. We reported growth in Adjusted EBITDA of 31% and growth in AFFO per share of 70%. We believe this solid performance reflects the strength and quality of our portfolio and highlights our asset management team's ability to drive results at our properties.
Our management team's sole focus is to maximize value and deliver superior total shareholder returns for our investors. With our industry-leading insider ownership, which currently stands at 17% versus a peer average of 2%, we are highly incentivized to outperform and highly aligned with our shareholders.
To further show alignment with our shareholders, in August, we announced that we were moving forward on several corporate governance enhancements based upon feedback from our investors. To recap, the governance committee and Board, in consultation with outside advisors, approved several additional shareholder-friendly policies. These enhancements include: 1) adopting a majority voting standard for the election of directors; 2) providing proxy access to shareholders; 3) prohibiting share recycling in the Company's stock plan; 4) adopting mandatory equity award retention periods for officers and directors; 5)

separating the role of Chairman and CEO; and 6) adding one or more additional independent directors to the Board.
As a result of one of these governance enhancements, I came onboard in November to assume the role of Chief Executive Officer. As I began my tenure here, I was excited to have the opportunity to build on the accomplishments of this talented management team while also taking a fresh look at how to best maximize long-term shareholder value in this platform. To that end, I immediately undertook an in-depth strategic review which included meeting with investors, site visits to the Company’s properties and dialogue with both corporate and property-level management teams. The result of this review process was the refined strategy that we announced in January. The refined strategy has four main areas of focus.
First, the Company will focus on investing in the luxury chain scale segment. Empirical evidence has shown the luxury segment has had greater RevPAR growth over the long term and more clearly aligning our platform with the luxury chain scale segment will help differentiate us relative to our REIT peers and should provide superior long-term returns for our shareholders. In fact, in January, the luxury segment reported RevPAR growth of 7.1%, significantly outperforming the other chain scales. As a result of this refined focus, four hotels - the Courtyard Philadelphia, Courtyard San Francisco, Renaissance Tampa and Marriott Plano - have been designated as non-core to the portfolio. Our intent is to either reposition or opportunistically sell these hotels. Initially, we are analyzing and exploring the feasibility of upbranding the Courtyard hotels. At the same time, we will also pursue new acquisitions in order to accretively grow the portfolio consistent with our stated strategy. While the transaction market was slow in 2016, as we’ve moved into 2017, we have seen an uptick in the number of opportunities that fit our investment strategy. As we look to grow our portfolio, we will be disciplined in our capital allocation decisions with a keen focus on transactions that are accretive to our shareholder returns, so that is the first leg of our refined strategy - focus on luxury. Second, we will continue to target a conservative leverage level of 45% net debt to gross assets. Third, we will also continue to focus on having access to liquidity for both opportunistic investments and as a hedge against economic uncertainty by targeting to hold 10-15% of our gross debt balance in cash. Fourth, we amended the Company’s 2017 dividend policy, commencing with the first quarter, by increasing the quarterly cash dividend for our common stock by 33%, from $0.12 per diluted share to $0.16 per diluted share. This equates to an annual rate of $0.64 per diluted share, representing a 4.8% yield based on the closing stock price on February 21, 2017.
Additionally, as we’ve discussed on prior conference calls, a special committee of our Board comprised of independent directors was engaged with a special committee comprised of independent directors of the Ashford Inc. Board to work on changes to our advisory agreement. After extensive negotiations, in January, we were pleased to announce that we had entered into an amended and restated advisory agreement with Ashford Inc. The modifications to the agreement include a significantly lower termination fee, adjustments to the change in control provisions and public disclosure of the potential termination fee. The modified agreement is also subject to stockholder approval.
Also in January, we completed a large refinancing of three mortgage loans that addressed all of our 2017 debt maturities. Our next hard debt maturity isn’t until 2019, so our balance sheet is in great shape. Deric will discuss the recent refi more in a minute.
We believe that all of these recent announcements should result in value creation for our shareholders.
Finally, last week, we announced that we had entered into a settlement agreement with Sessa Capital. As part of the agreement, we will add three new independent directors to our Board, Sessa will not run a slate for the Company’s Board through 2018, and all litigation between the Company and Sessa will be dismissed. We are pleased to have announced this settlement and look forward to putting the litigation behind us.

In summary, as we enter 2017 bolstered by improving business sentiment in the United States, we are well-positioned to execute on our refined strategy to align our portfolio with the luxury chain scale segment. We will continue to focus our energies on maximizing shareholder value and finding accretive opportunities to grow the Company's platform.
I will now turn the call over to Deric to review our fourth quarter financial performance.
Financial Review -Deric Eubanks
Thanks, Richard.
For the fourth quarter of 2016, we reported a net loss attributable to common stockholders of $0.6 million or $0.03 per diluted share. For the full year of 2016, we reported net income attributable to common stockholders of $15.5 million or $0.55 per diluted share.
For the quarter, we reported AFFO per diluted share of $0.34 compared with $0.20 for the same quarter last year. This result reflected a 70% growth rate over the prior year. For the full year of 2016, we reported AFFO per diluted share of $1.73 compared with $1.50 for the full year of 2015. This result reflected a 15% growth rate over the prior year.
Adjusted EBITDA for the quarter was $21.6 million, which reflected a 31% growth rate over the prior year. Adjusted EBITDA for the full year of 2016 was $101.4 million, which reflected a 15% growth rate over 2015.
At quarter's end, we had total assets of $1.3 billion. We had $767 million of mortgage debt of which $48 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt at year-end had a blended average interest rate of 4.8% and was 45% fixed rate and 55% floating rate all of which had interest rate caps in place. We ended the quarter with net working capital of $143 million.
A few weeks after year-end, we announced that we had refinanced three mortgage loans with existing outstanding balances totaling approximately $334 million. The previous mortgage loans that were refinanced had final maturity dates in April 2017. The new loan totals $365 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.58%. The loan is secured by five hotels: the Plano Marriott Legacy Town Center, Seattle Marriott Waterfront, Tampa Renaissance, San Francisco Courtyard Downtown and Philadelphia Courtyard Downtown. The new loan contains flexible release provisions should the Company decide to sell any of the hotels. We expect to realize approximately $12 million in annual savings in interest and principal payments based on the current forward LIBOR curve, and this financing addressed all of our 2017 maturities. So we now have $798 million of mortgage debt of which $48 million relates to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt now has a blended average interest rate of 3.7% and is currently 1% fixed rate and 99% floating rate all of which have interest rate caps in place.
As of December 31, 2016, our portfolio consisted of 11 hotels with 3,467 net rooms.
Our share count currently stands at 31.0 million fully diluted shares outstanding which is comprised of 26.0 million shares of common stock and 5.0 million OP units. In our financial results we include approximately 3.8 million shares in our fully diluted share count associated with our Series B convertible preferred stock.
With regard to dividends, the Board of Directors declared a fourth quarter 2016 cash dividend of $0.12 per share. As Richard discussed, commencing with the first quarter of 2017, the expected quarterly cash dividend on our common stock will be increased by 33%, from $0.12 per diluted share to $0.16 per diluted share or

$0.64 per diluted share on an annualized basis. The adoption of a dividend policy does not commit the Company to declare future dividends, and the Board will continue to review its dividend policy on a quarter-to-quarter basis.
This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.
Asset Management - Jeremy Welter
Thank you, Deric.
RevPAR for our portfolio grew by 3.6% for all hotels not under renovation in the fourth quarter, outperforming the overall industry by 40 basis points and the luxury chain scale by 170 basis points. For the full year, our RevPAR grew by 2.4% which outperformed the luxury segment by 40 basis points. Our EBITDA flow-through for the full year was an impressive 58% and versus the tract scale, our portfolio grew its market share by 110 basis points.
Our best performing asset for the quarter was the Capital Hilton which grew RevPAR by 15.1% driven by occupancy growth of 9.5% and rate growth of 5.1%. This strong RevPAR growth resulted in the property increasing market share relative to the tract scale by 640 basis points. Not only did we increase the top line, but EBITDA flow-through was a robust 55% for the fourth quarter and margins increased by 408 basis points. In January, the property also had very strong results during inauguration week with RevPAR growth of 187% compared to last year.
One item to note during the quarter was the Courtyard San Francisco Downtown which was impacted by the renovation of the Moscone Convention Center. During the quarter, RevPAR decreased 1.3% resulting in a revenue decrease of $358,000 or 3.7%. Additionally, Hotel EBITDA declined 34.1% primarily due to an increase in the property’s assessed value, and the resulting increase in property tax expense, related to its transfer into Ashford Prime in November 2013.
I would now like to discuss the strong performance we have seen at one of our more recent acquisitions during its first full year under our ownership. The Bardessono Hotel in Yountville, California, which we acquired in the third quarter of 2015, exhibited stellar performance during the year as a result of several focused strategies to drive greater occupancy at the hotel. RevPAR at the property grew 9.7% driven by 7.2% occupancy growth and 2.4% rate growth. In addition to the strong RevPAR growth, for the full year, we were able to realize significant cost reductions resulting in EBITDA flow-through of 242%, margin growth of 518 basis points, and a $1.1 million, or 27%, increase in EBITDA. This luxury asset has received numerous accolades and awards, and its top positioning within the supply-constrained town of Yountville bodes well for its performance in 2017. This is a great example of our ability to buy assets, replace the property manager, implement our proven and successful asset management strategies and create value for our shareholders.
During 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $40-50 million in capital expenditures during the year, which primarily will be comprised of guestroom renovations at Courtyard San Francisco and Sofitel Chicago. We also plan to renovate the meeting space at Capital Hilton. Additionally, we have identified several highly accretive opportunities to add additional keys within our portfolio. Specifically, we will be adding 3 guestrooms in each of the Marriott Seattle Waterfront and the Bardessono and 4 guestrooms in Courtyard San Francisco.
On a final note, our asset management team has demonstrated a strong track record of performance with both industry-leading flow-through and impressive market share gains. We are looking forward to 2017 to continue to drive strong performance in our portfolio as well as adding value to any future acquisitions.

That concludes our prepared remarks and we will now open the call up to your questions.
Richard Stockton
Thank you for joining us on our 4th quarter earnings call. We look forward to speaking to you on the next call.